Grantee: ________________
Grant Date:  _____________

GENSPERA, INC.
2007 EQUITY COMPENSATION PLAN

INCENTIVE STOCK OPTION GRANT

This INCENTIVE STOCK OPTION GRANT (“Grant Instrument”), dated as of ____________ ____, 20___ (the “Date of Grant”), is delivered by GenSpera, Inc. (the “Company”) to _____________________________________________________ (the “Grantee”).

RECITALS

A. The GenSpera, Inc., 2007 Equity Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company. The Board of Directors of the Company (the “Board”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders. A copy of the Plan is attached as Appendix A to this Grant Instrument.

B. The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Grant Instrument to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Grant Instrument, intending to be legally bound hereby, agree as follows:

1. Grant of Option.

(a) Subject to the terms and conditions set forth in this Grant Instrument and in the Plan, the Company hereby grants to the Grantee an incentive stock option (the “Option”) to purchase _______ shares of common stock of the Company (“Shares”) at an exercise price of $_____ per Share. The Option shall become vested and exercisable according to Paragraph 2 below.

(b) The Option is designated as an incentive stock option, as described in Paragraph 6 below. However, if and to the extent the Option exceeds the limits for an incentive stock option, as described in Paragraph 6, the Option shall be a nonqualified stock option.

2. Vesting of Option.

(a) The Option shall become vested on each of the following Vesting Dates, if the Grantee has been continuously employed by, or providing service to, the Company (as defined in the Plan) from the Date of Grant through to the applicable Vesting Date:

Vesting Date	Vested Shares
______________________	_______
______________________	_______
______________________	_______
______________________	_______

The vesting of the Option is cumulative.

(b) The Grantee may exercise the Option before or after it becomes vested, provided that if the Grantee exercises any portion of the Option before it has become vested, the Shares received upon the exercise of the nonvested Option (“Nonvested Shares”) shall be subject to the restrictions described in Subsection (c) below until the date on which the applicable portion of the Option would have vested. The period before the applicable portion of the Option would have vested is referred to as the “Restriction Period.”

(c) During the Restriction Period, the Grantee may not sell, assign, encumber or otherwise transfer the Nonvested Shares, notwithstanding anything in the Plan to the contrary. If the Grantee ceases to be employed by, or provide service to, the Company for any reason during the Restriction Period, the Grantee shall immediately return the Nonvested Shares to the Company and the Company shall pay to the Grantee, as consideration for the return of the Nonvested Shares, $_________ per share for each returned Share. If the Grantee continues to be employed by, or perform service to, the Company through the vesting dates described in Subsection (a) above, the restrictions on the Nonvested Shares shall lapse according to the vesting schedule.

(d) If the Grantee exercises the Option and receives Nonvested Shares, the Grantee shall have the right to vote any Nonvested Shares and to receive dividends and distributions on Nonvested Shares during the Restriction Period, provided that all dividends and distributions payable on Nonvested Shares during the Restriction Period shall be held by the Company subject to the same restrictions as the underlying Nonvested Shares.

(e) Any stock certificates representing Nonvested Shares shall be held in escrow by the Company or by an escrow agent designated by the Company until the Nonvested Shares vest. When the Grantee obtains a vested right to the Nonvested Shares, a certificate representing the vested Shares shall be issued to the Grantee. The certificate representing the vested Shares shall be duly endorsed (or accompanied by an executed stock power) so as to transfer to the Grantee all right, title and interest in and to the Shares represented by such certificate.

3. Lock-Up Period. Notwithstanding the provisions of Paragraph 2, above, Grantee agrees that Grantee will not sell, transfer, or otherwise dispose of any securities of the Company during the period: (i) commencing upon the date that the Company’s registration statement filed with the Securities and Exchange Commission with respect to Company’s initial public offering (“IPO”) is declared effective (the “IPO Effective Date”) and, (ii) terminating on the 180th day following the IPO Effective Date (the “Lock-Up Period”), provided, however, that the Lock-Up Period may be shortened to any period less than 180 days from the IPO Effective Date if agreed to by the managing underwriter for the IPO.

4. Term of Option.

(a) The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period (____________ ____, 20___), unless it is terminated at an earlier date pursuant to the provisions of this Grant Instrument or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Company, if the termination is for any reason other than disability (as defined in the Plan) or death.

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Company on account of the Grantee’s disability (as defined in the Plan).

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Company, if the Grantee dies while employed by, or providing service to, the Company or within 90 days after the Grantee ceases to be so employed or provide services on account of a termination described in Subparagraph (i) above.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten (10) years from the Date of Grant. Any portion of the Option that is not vested at the time the Grantee ceases to be employed by, or provide service to, the Company shall immediately terminate.

5. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2, 3 and 4 above, the Grantee may exercise part or all of the Option by giving the Board written notice of intent to exercise in the manner provided in Paragraph 15 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Board may approve, including, after a public offering of the Company’s stock, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Grant Instrument shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

6. Designation as Incentive Stock Option.

(a) This Option is designated an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If the aggregate fair market value of the stock on the date of the grant with respect to which incentive stock options are exercisable for the first time by the Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements of Section 422. If and to the extent that the Option fails to qualify as an incentive stock option under the Code, the Option shall remain outstanding according to its terms as a nonqualified stock option.

(b) The Grantee understands that favorable incentive stock option tax treatment is available only if the Option is exercised while the Grantee is an employee of the Company or a parent or subsidiary or within a time specified in the Code after the Grantee ceases to be an employee. The Grantee should consult with his or her tax adviser regarding the tax consequences of the Option.

7. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

8. Stockholder’s Agreement. As a condition of receiving this Option, the Grantee hereby agrees that, if requested by the Company prior to a public offering of the Company’s stock, the Grantee (or other person exercising the Option after the Grantee’s death) will execute a stockholder’s agreement, on such terms as may be approved by the Company, with respect to all Shares issued upon the exercise of the Option.

9. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee’s lifetime. After the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Grant Instrument.

10. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

11. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

12. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until Shares have been issued upon the exercise of the Option.

13. Assignment and Transfers. The rights and interests of the Grantee under this Grant Instrument may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Grant Instrument, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant Instrument may be assigned by the Company without the Grantee’s consent.

14. Applicable Law; Consent to Jurisdiction. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the State of Texas without regard for conflict of law principles. GRANTEE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS FOR ANY LAWSUIT FILED BY OR AGAINST THE GRANTEE ARISING FROM OR RELATING TO THIS AGREEMENT.

15. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the CEO at the Company headquarters (with a copy also sent to the attention of the Secretary at the same address), and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant Instrument, and the Grantee has executed this Grant Instrument, effective as of the Grant Date.

GenSpera, Inc.

By:	Attest:

Accepted:

Grantee

Full Name:

Address:

APPENDIX A